Exhibit 10.10

FORM OF

RAM HOLDINGS LTD.

AMENDED AND RESTATED 2006 EQUITY PLAN

NOTICE OF RESTRICTED SHARE UNIT GRANT AND

RESTRICTED SHARE UNIT AWARD AGREEMENT

NOTICE OF RESTRICTED SHARE UNIT GRANT

     RAM Holdings Ltd., a Bermuda exempted company (“RAM”), grants to the Grantee named below restricted share units (the “RSUs”), in accordance with the terms of the RAM Holdings Ltd. Amended and Restated 2006 Equity Plan (the “Plan”) and this restricted share unit award agreement (the “Award Agreement”) on the terms set forth below:

GRANTEE

TOTAL RESTRICTED SHARE UNITS GRANTED

DATE OF GRANT

VESTING	The RSUs will vest in four equal installments on each of the first four anniversaries of the Date of Grant.

NOTICE OF RESTRICTED SHARE UNIT GRANT

1.    Incorporation of Plan Terms.

     This Award Agreement and the RSUs granted hereby are subject to the Plan, the terms of which are incorporated herein by reference. If there is any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern. Capitalized terms used in this Award Agreement without definition shall have the meanings assigned to them in the Plan, a copy of which has been furnished to the Grantee.

2.    Grant of Restricted Share Units.

     Subject to the conditions contained herein and in the Plan, RAM grants to the Grantee, as of the Date of Grant, the number of RSUs specified above in the Notice of Restricted Share Unit Grant.

3.   Terms and Conditions of the RSUs.

     The RSUs shall have the following terms and conditions:

     (a) General. Each RSU shall represent the unsecured promise of RAM to transfer to the Grantee, on the settlement date of such RSU and subject to the terms and conditions set forth in this Award Agreement, one Common Share.

     (b) Vesting.

     (i) Normal Vesting. The RSUs will ordinarily vest in accordance with the vesting schedule set forth above in the Notice of Restricted Share Unit Grant.

     (ii) Accelerated Vesting. Notwithstanding Section 3(b)(i), any RSUs that have not previously vested shall vest in full upon the termination of the Grantee’s employment with RAM and its Subsidiaries (A) by reason of death, Permanent Disability, or Retirement and in each case after at least three years of continuous service with RAM and its Subsidiaries (including service within a corporation or other entity acquired by RAM), (B) for Good Reason or without Cause, provided that such termination is within one year following a Change in Control, or (C) without Cause, provided that such termination is prior to and in anticipation of a Change in Control at the request of a third party who has indicated an intention to consummate a Change in Control and such Change in Control occurs and provided further that such third party does not thereafter reemploy the Grantee in a similar position and title and with similar responsibilities and at least the same compensation (as provided in the Grantee’s Employment Agreement if applicable). “Permanent Disability” shall mean circumstances that entitled the Grantee to receive benefits under the long-term disability policy maintained by RAM or any of its Subsidiaries for the Grantee. “Retirement” shall mean the termination of the Grantee’s employment on or after age 55 with at least ten years of service with RAM, except for Cause.

     (iii) Partial Accelerated Vesting. Notwithstanding Sections 3(b)(i) or 3(b)(ii), if the Grantee’s employment with RAM and its Subsidiaries is terminated for Good Reason due solely to the Grantee’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Grantee has used his or her best efforts to maintain such permit, the Grantee shall receive credit of one additional year towards his or her vested percentage in the RSUs.

     (iv) Forfeiture. Unless the Committee in its sole discretion determines otherwise, any RSUs that have not vested in accordance with this Section 3(b) shall be forfeited by the Grantee upon the Grantee’s termination of employment with RAM and its Subsidiaries. Notwithstanding anything herein to the contrary, if the Grantee’s employment with RAM and its Subsidiaries is terminated for Cause, any RSUs that have vested but have not been settled as of the date of such termination of employment shall be forfeited by the Grantee.

     (v) Cause. Each of the following shall constitute “Cause” for termination of employment:

(A)	the Grantee’s commission of any felony;

(B)	the Grantee’s gross negligence, willful malfeasance or gross misconduct in connection with his employment;

(C)	a substantial and continual refusal by the Grantee, in breach of his or her Employment Agreement if applicable, to perform the duties, responsibilities or obligations assigned to the Grantee pursuant to his or her Employment Agreement, if applicable, or otherwise assigned to the Grantee’s position and title;

(D)	the Grantee’s failure to fully cooperate with a regulatory investigation involving RAM or any of its Subsidiaries or affiliates; or

(E)	any one or more acts by the Grantee of dishonesty, theft, larceny, embezzlement or fraud from or with respect to RAM or any of its Subsidiaries or affiliates.

By way of example, termination from employment necessitated by the Grantee’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Grantee has used his or her best efforts to maintain such permit or in connection with a Change in Control does not constitute termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as a termination for Cause unless RAM shall have delivered a written notice to the Grantee within 30 days of the actual knowledge of the Chief Executive Officer of RAM, or, if the Grantee is the Chief Executive Officer of RAM, a majority of the members of the Board, of the occurrence of one or more of such events that may give rise to a termination of employment for Cause and, for an event described in Section 3(b)(v)(C), if capable of being cured, shall not have been cured by the Grantee within 30 days of the receipt of such notice and, for an event described in Section 3(b)(v)(D), shall not have been cured by the Grantee immediately after receipt of such notice. If RAM has provided the notice described in the preceding sentence to the Grantee on at least two separate occasions which involved substantially similar behavior, RAM may immediately terminate the Grantee for Cause upon the occurrence of a third similar event without regard to the notice and cure period described in the preceding sentence.

     (vi) Good Reason. A termination of the Grantee’s employment for Good Reason shall mean a termination of the Grantee’s employment by the Grantee for one or more of the following reasons: (A) a reduction in the Grantee’s Base Salary, Cost of Living Allowance or target bonus opportunity (as described in the Grantee’s Employment Agreement if applicable), (B) RAM’s removal of the Grantee from his or her position with RAM, (C) a material breach of the Grantee’s Employment Agreement, if applicable, by RAM, (D) a material diminution in the Grantee’s duties or the assignment to the Grantee of duties that are not materially consistent with those customarily assigned to an employee in the position of a [title or position] of a company of the size and nature of RAM or which do, or would be reasonably expected to, materially impair his ability to function as the [title or position] of RAM, (E) a relocation of the corporate headquarters away from Bermuda, (F) the refusal of a purchaser of all or substantially all of the assets of RAM to continue the Grantee’s employment with substantially the same position, title and responsibilities and at least the same compensation and, if applicable, as provided for under the Grantee’s Employment Agreement, or (G) the Grantee’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Grantee has used his or her best efforts to maintain such permit. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (1) if the Grantee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (2) unless the Grantee shall have delivered a written notice to the Board within 90 days of his having actual knowledge of the occurrence of one or more of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured by RAM within 30 days of the receipt of such notice.

     (vii) Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the date on which one of the following events occurs:

(A)	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than by The PMI Group, Inc., of 50% or more of the combined voting power of the then outstanding voting securities of RAM;

(B)	the merger, amalgamation, reorganization, or consolidation of, or share exchange involving RAM, as a result of which the shareholders of RAM immediately before such transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(C)	a sale of all or substantially all of RAM’s assets; and

(D)	approval by RAM of the liquidation or dissolution of RAM.

Notwithstanding the foregoing, if RAM or any of its Subsidiaries or affiliates has entered, or enters, into any employment, management retention, change in control, severance or similar agreement with the Grantee, which agreement sets forth any of the foregoing definitions, then such definition, rather than the definition set forth above, shall control for purposes of this Award Agreement.

     (c) Dividends and Distribution on Common Shares. In the event that, following the Date of Grant and prior to the settlement of any RSU, RAM pays any cash or other dividend or makes any other distribution in respect of the Common Shares, each RSU shall be credited with an additional number of RSUs (including fractions thereof) determined by dividing (i) the amount or cash, or the value (as determined by the Committee) of any other property, paid or distributed in respect of one outstanding Common Share by (ii) the average of the high and low selling price of the Common Shares on the New York Stock Exchange or NASDAQ for the date of such payment or distribution. Any RSUs so credited shall be subject to the same vesting provisions as the RSU in respect of which they are credited. Except as otherwise expressly provided in this Award Agreement, the Grantee shall have no right as a shareholder with respect to any RSUs until a certificate or certificates evidencing such shares shall have been issued to the Grantee according to the terms of Section 3(d) below.

     (d) Settlement of RSUs and Delivery of Share Certificates.

     (i) Ordinary Settlement. Subject to Section 3(d)(ii), settlement of any RSUs shall occur as soon as practicable following the date on which such RSUs vest but in no event later than March 15 of the year following the year in which the vesting date occurs, except that if the Committee elects to accelerate vesting pursuant to Section 3(b)(ii), such RSUs shall be settled after the normal vesting date as set forth in the Notice of Restricted Share Unit Grant. RSUs will be settled, at the election of the Grantee, either by:

(A)	Delivery of a share certificate or certificates representing the number of Common Shares equal to the number of RSUs being settled (any fractional RSU being rounded up to the next whole RSU). Certificates shall be issued in the name of the Grantee (or of the person or persons to whom such RSUs were transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order); or

(B)	The transfer of the corresponding number of Common Shares equal to the number of RSUs being settled (or any fractional RSU being rounded up to the next whole RSU) to the brokerage account designated by the Grantee to RAM in writing prior to settlement.

Notwithstanding the foregoing, RSUs that are attributable to dividends or other distributions, as provided in Section 3(c) above, will be distributed as described in paragraphs (A) or (B) of this Section 3(d) or in cash, at the Committee’s sole discretion.

     (ii) Certain Transfer Restrictions for “Covered Employees”. Subject to the other terms and conditions of this Award Agreement and the terms of the Plan, RAM shall settle RSUs on or as soon as practicable following the vesting date but in no event later than March 15 of the year following the year in which the vesting date occurred; provided, however, that if the settlement date as defined in this sentence would occur at a time when the Grantee is considered by RAM to be one of its “covered employees” within the meaning of Code Section 162(m), then the settlement date shall automatically be deferred until the first business day after the Grantee has ceased to be such a covered employee. The provisions of this Section 3(d)(ii) shall not apply to the extent that the Committee determines in its sole discretion that the operation of this provision would cause this Award of RSUs to cease to comply with Code Section 409A.

     (iii) Payment Restrictions for Specified Employees. If the Grantee is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B), then, anything in this Award Agreement to the contrary notwithstanding, no settlement of RSUs in connection with the Grantee’s termination of employment (other than by reason of death) shall be made earlier than the date which is six months and one day following the date of such termination of employment or, if earlier, the date of the Grantee’s death following termination of employment.

     (iv) Transfer Restrictions on Common Shares. Common Shares issued upon the settlement of RSUs will not be subject to restrictions on transfer (except for any restrictions imposed by the federal securities laws or other applicable laws or regulations and for any restrictions under RAM’s trading policies applicable to employees).

      (e) Transfer Restrictions on RSUs. RSUs may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

     (f) Immediate Cancellation of RSUs and Return of Share Value. Notwithstanding any other provision of this Award Agreement, the Committee may (i) cancel all or any portion of the RSUs then outstanding (whether or not then vested and whether or not subject to a deferred settlement election) and (ii) may require the Grantee to repay to RAM all or any portion of the Share Value (as hereinafter defined) that the Grantee realizes from the settlement of RSUs occurring within six months before or one year after the Grantee’s termination of employment (other than a termination of the Grantee’s employment due to the expiration of the term of the Grantee’s Employment Agreement, if applicable) with RAM and its Subsidiaries, if the Grantee engages in Competitive Activity (as defined herein) within one year following such termination of employment. The Grantee will be considered to engage in “Competitive Activity” if the Grantee (i) enters into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor, or agent of, or in any similar relationship with, any corporation, partnership, limited liability company, joint venture or other business entity that engages in a financial guaranty reinsurance business, whether existing or to be formed, without regard to its claims-paying ability (a “Competitor”), where the Grantee will be responsible for providing services which are similar or substantially related to the services that the Grantee provided during any of the last three years of the Grantee’s employment with RAM and its Subsidiaries, or (ii) either alone, or in concert with others, acquires or maintains beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of 5% or more of any class of equity securities of a Competitor. For purposes hereof, “Share Value” in respect of a RSU means a cash amount equal to the amount of income that would be reportable in respect of the settlement of such RSU on the Grantee’s Form W-2 (or successor form) if RAM issued such a form to the Grantee, as determined by the Committee in its sole discretion for the year in which such settlement occurs. If the Grantee is required to repay any Share Value to RAM pursuant to this Section 3(f), the Grantee shall pay such amount in such manner and on such terms and conditions as RAM may require, and RAM shall be entitled to withhold or set-off against any other amount owed to the Grantee by RAM or its Subsidiaries (other than any amount owed to the Grantee under any retirement plan intended to be qualified under Code Section 401(a)) up to an amount sufficient to satisfy the unpaid obligation of the Grantee under this Section 3(f).

4.    Tax Withholding.

     (a) Prior to either the transfer of Common Shares to the Grantee’s brokerage account or the delivery of any certificates evidencing Common Shares to be issued in connection with the full or partial settlement of the RSUs, RAM shall have the right to require the Grantee to remit to RAM an amount sufficient to satisfy the minimum Federal, State and local tax withholding requirements. To the extent permitted by applicable law, RAM may permit the Grantee to satisfy, in whole or in part, such obligation to remit the minimum statutory withholding amount of taxes by directing RAM to withhold Common Shares that would otherwise be received by the Grantee, pursuant to such rules as the Committee may establish from time to time. Under no circumstances will RAM permit the Grantee to withhold Common Shares in excess of the maximum Federal, state and local withholding requirements.

5.   No Restriction on Right to Effect Corporate Changes; No Right to Continued Employment.

     (a) Neither the Plan, this Award Agreement, the grant of the RSUs nor any action taken hereunder shall affect in any way the right or power of RAM or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in RAM’s capital structure or its business, or any merger or consolidation of RAM, or any issue of bonds, debentures, preferred or prior preference shares ahead of or convertible into, or otherwise affecting the Common Shares or the rights thereof, or the dissolution or liquidation of RAM, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) This Award Agreement is not an employment agreement. Nothing in this Award Agreement or the Plan, or the granting to the Grantee of the RSUs, shall alter the Grantee’s status as an “at will” employee of RAM, unless otherwise provided in the Grantee’s employment, management retention, change in control, severance or similar agreement between the Grantee and RAM or any of its Subsidiaries or affiliates, or be construed as guaranteeing employment by, or as giving the Grantee any right to continue in the employ of, RAM or any of its Subsidiaries during any period (including without limitation the period between the Date of Grant and the settlement date of any RSUs, or any portion thereof), or as limiting or restricting the right of RAM to terminate the Grantee’s employment at any time, for any reason, with or without Cause.

6.    Adjustment of and Changes in Shares.

     In the event of any merger, amalgamation, consolidation, recapitalization, reclassification, share dividend, bonus issue, special cash dividend, or other change in corporate structure affecting the Common Shares, the Committee shall, as necessary, make such equitable adjustments, if any, as it reasonably deems appropriate in the number and class of shares subject to the RSUs. Any adjustments shall be reasonably determined by the Committee in its sole discretion with a view to preserving the benefits or potential benefits intended to be made available to the Grantee.

7.    Preemption of Applicable Laws and Regulations.

     Anything herein to the contrary notwithstanding, if, at any time specified herein for the issuance of Common Shares to the Grantee, any law, regulation or requirement of any governmental authority having jurisdiction requires either RAM or the Grantee to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall have been taken.

8.    Committee Decisions Final.

     Any dispute or disagreement which shall rise under, or as a result of, or pursuant to, or in connection with, this Award Agreement shall be determined by the Committee, and any such determination or any other determination by the Committee under or pursuant to this Award Agreement and any interpretation by the Committee of the terms hereof shall be final and binding on all persons affected thereby.

9.    Amendments.

     The Committee shall have the power to alter or amend the terms of the RSUs as set forth herein, from time to time, in any manner consistent with the Plan; provided, however, that no such alteration, suspension or amendment may be binding on the Grantee to the extent that is inconsistent with the terms of any employment, management retention, change in control, severance or similar agreement between the Grantee and RAM or any of its Subsidiaries or affiliates and adversely affects the rights of such Grantee under the RSUs without the written consent of the Grantee, and provided further, that no amendment will be made that is inconsistent with Code Section 409A. Any alteration or amendment of the terms of the RSUs by the Committee shall, upon adoption, with written consent to the extent required consistent herewith, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Grantee of any such alteration or amendment as promptly as practicable after it is adopted. The foregoing shall not restrict the ability of the Grantee and RAM by mutual consent to alter or amend the terms of the RSUs in any manner which is consistent with the Plan and approved by the Committee. In addition, the terms of the RSU may be amended or supplemented by any employment, management retention, severance or similar agreement entered into between RAM and the Grantee (including any such agreement entered into prior to the Date of Grant) and approved, to the extent such agreement amends or supplements the terms of the RSU, by the Committee. Notwithstanding anything in the Plan to the contrary, the Committee may amend this Award Agreement, without the consent of any Grantee, to the extent it deems necessary or desirable to comply with Code Section 409A.

10.    Notice Requirements.

     Any notice which either party hereto may be required or permitted to give to the other shall be in writing. Such notice may be delivered to RAM personally or by mail, postage prepaid and shall be addressed to RAM in care of its Secretary at the principal executive office of RAM and to the Grantee at the address appearing in the personnel records of RAM for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.    Governing Law.

     The terms and conditions stated herein are to be governed by, and construed in accordance with, the laws of New York.

12.    Entire Agreement; Headings.

     This Award Agreement and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof, with the exception of any contrary provisions set forth in any employment, management retention, change in control, severance or similar agreement between the Grantee and RAM or any of its Subsidiaries or affiliates. The headings of Sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement.

RAM HOLDINGS LTD.
By:
Name:
Title:

GRANTEE:

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